Exhibit 10.2

February 17, 2012

David S. Miller

Dubai

Dear David,

On behalf of Exterran, I am pleased to extend to you the position of Vice President Finance in the Exterran Holdings Finance group and Sr. Vice President & CFO, Exterran Partners.  In this new role, you will be assigned to and working out of our Houston - Greenspoint office. You will report directly to me. I would like to target an effective date of April 1 for you to begin this assignment. Details of this new assignment are as follows:

Compensation

Your salary or base compensation will be $10,769.23 bi-weekly, (which is $280,000 on an annualized basis) and will be paid in accordance with Exterran’s payroll schedule and guidelines.

You will continue to be eligible for our short-term incentive (STI) plan. Your target STI opportunity for this position will increase to 50% of your base salary earned in the calendar year.

You will continue to be eligible for participation in the Long-Term Incentive (LTI) program, as determined and approved annually by the Exterran Board of Directors. For the 2012 annual grant process, you will receive an award of $300,000 in fair market value with an anticipated mix of Exterran Partners units and Exterran Holdings restricted shares.

Associated with your assignment start, you will be awarded an off-cycle grant valued at $100,000 in fair market value in Exterran Partners units. The pricing for these units will be based upon the date approved by the Compensation Committee.

STI and LTl targets are reviewed on an annual basis and are subject to change based on external market and internal considerations.

Relocation Assistance

As you will be required to live and work in the Houston, Texas area, you are eligible for relocation assistance as initially provided to you under the Exterran International Relocation Policy. A copy of this policy is attached. Associated with these relocation benefits, you will be required to sign and return the attached Relocation Repayment Agreement that explains that should you voluntarily terminate your employment with Exterran prior to completing twelve months of employment in your new assignment, you will be required to repay the cost of these benefits on a pro-rated basis.

Acceptance of this Offer

This offer is valid for one (1) week from the date of this letter and must be signed and returned by that date. Your signature below indicates that you understand and are willing to accept this assignment on the terms and conditions identified above. You also acknowledge that this letter contains all of the material terms and conditions that you will use to make your decision and that you have not relied on any other agreements, assurances, representations or promises as to the basis for your decision to accept the job as offered.

David, we welcome your skills and capabilities in helping our Finance team meet our global business goals. We have many challenges going forward and opportunities to add value to the company in a critical area of our business.

Some of the duties you will be responsible for in this assignment include: assisting in setting company strategy, being actively involved in the current PMO effort, and leading our investor relations activities and direction. All of these activities are timely and critical to the success of the company. To assist in understanding the breadth of this role, an organizational chart is attached that illustrates the groups that would report to you, directly or indirectly. Should you have any questions about this assignment or need additional information regarding anything shared above, please feel free to contact me at [  ].

Sincerely,

/s/ Bill Austin
Bill Austin
Executive VP & CFO

I ACCEPT THIS ASSIGNMENT ON THE ABOVE REFERENCED TERMS:

Employee Signature:	/s/ David S. Miller	Date: February 20, 2012